Exhibit 99.1

HealthWarehouse.com Reports 14.5% Quarterly Sales Growth Year over Year
New Customers Grow 70.3% as Prescription Drug Orders Grow 17.3%

(CINCINNATI, OH, November 17, 2015) -– HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, announced financial results for the quarter ended September 30, 2015.

Net sales for the three months ended September 30, 2015 increased to $1,689,457 from $1,474,986, an increase of $214,471, or 14.5%, resulting from growth in core prescription and over-the-counter sales offset by a reduction in business-to-business sales.  Core over-the-counter revenue grew 40.3% and orders grew by 44.3% due to advertising efforts and improved order fulfillment rates and customer satisfaction.  Core prescription orders grew 17.3% as new customers grew 70.3% and repeat customers grew 22.1%, continuing the reversal of the downward trend experienced during 2014 due to lack of advertising efforts in the first three quarters of 2014.

Net sales for the nine months ended September 30, 2015 increased to $5,172,974 from $4,654,404, an increase of $518,570, or 11.1%, resulting from growth in core prescription, over-the-counter and business-to-business sales.

The Company plans to continue to focus on customer acquisition, conversion and retention.  The Company believes this strategy has helped to increase new customers by 70.3% and overall orders by 25.9% during the third quarter of 2015 compared to levels experienced prior to the completion of the equity raise in October 2014.  The Company believes repeat customers will also continue to grow through the retention of the new customers acquired over the past twelve months.

Lalit Dhadphale, President & CEO of HealthWarehouse.com stated, “New customers continue to find HealthWarehouse.com as a cost-saving solution for their prescription drugs and over-the-counter products.  With Affordable Care Act and changes to Medicare Part D, Americans are finding affordability for prescription drugs increasingly challenging, as out of pocket costs continue rise.  HealthWarehouse.com continues to be the leader in providing transparent, affordable drug prices.”

In October 2015 a customer shared this review with HealthWarehouse.com, “The cost of prescription medicines is overwhelming; my heart breaks for people both young and old, who do not know to price their medications through HealthWarehouse.com. Thank you for all you do to help make a chronic situation a bit more manageable.”

3rd Quarter 2015 Highlights:

●	Net Sales: Increased by $214,471 or 14.5% compared to the 3rd Quarter of 2014 due to growth in core prescription and over-the-counter sales.

●	Gross Margin: Increased to 64.2% from 59.3% compared to the 3rd Quarter of 2014.

●	Net Loss: Improved by $367,653 or 69% compared to the 3rd Quarter of 2014 as a result of the increased net sales, improved gross margins and reduced operating expenses.

●	EBITDAS: Improved by $128,000 to $(38,161) compared to the 3rd Quarter of 2014.

Year to Date 2015 Highlights:

●	Net Sales: Increased by $518,570 or 11.1% compared to the first nine months of 2014 due to growth in core prescription, over-the-counter and business-to-business sales.

●	Gross Margin: Increased to 64.2% from 58.7% compared to the first nine months of 2014.

●	Net Loss: Improved by $757,867 or 63% compared to the first nine months of 2014 as a result of the increased net sales, improved gross margins and reduced operating expenses.

●	EBITDAS: Improved by $210,199 to $6,041 compared to the first nine months of 2014.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to $80 billion in 2015.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Use of Non-GAAP Measures

HealthWarehouse.com, Inc. (the "Company") prepares its condensed consolidated financial statements in accordance with the United States generally accepted accounting principles ("U.S. GAAP"). In addition to disclosing financial results prepared in accordance with U.S. GAAP, the Company discloses information regarding adjusted EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting operating loss to exclude interest, depreciation and amortization, adjusted EBITDAS also excludes stock issued for services, and certain other non-cash charges. Adjusted EBITDAS is not a measure of performance defined in accordance with U.S. GAAP. However, adjusted EBITDAS is used internally in planning and evaluating the Company`s performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other shareholders an additional view of the Company`s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

Adjusted EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company`s performance. A reconciliation of U.S. GAAP net loss to adjusted EBITDAS is included in the accompanying financial schedules.

Contact:

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com, (859) 444-7341